Exhibit 10.1

ADVISORY AGREEMENT

This “agreement” is made as of this 18th day of February, 2014 by and between Edward A. Labry III (“Labry”) and First Data Corporation (“the company”).

1.                                      Employment.  Subject to established policies of the company, Labry will continue to be employed as Vice Chairman of the company serving solely in an advisory capacity until at least December 31, 2014 (the “advisory period”) at which time the company and Labry will mutually determine whether and under what terms the advisory period will continue.  At the end of the advisory period, the Separation Agreement that is attached hereto as Exhibit A shall be executed by the parties and such Separation Agreement shall be effective the day after the date of termination of this agreement.

2.                                      Duties.  During the advisory period, Labry will provide assistance with any company matters that are within the typical responsibilities of a senior executive of the company and as requested by the company’s CEO or his designee, which may include travel on behalf of the company. Daily presence in the office, and participation in regularly-scheduled weekly calls or meetings will not be expected. The company will provide Labry with office facilities and administrative support appropriate to facilitate the performance of his duties hereunder.

3.                                      2013 Bonus.  Consistent with its normal annual bonus payment process, the company will pay Labry a cash bonus for his work in 2013 in the pre-tax amount of $1.168 million.

4.                                      Compensation and Benefits.  During the advisory period, Labry will continue to be paid, pursuant to the company’s normal payroll process, his current pre-tax salary of $1.1 million and will continue to receive all non-salary benefits for which he is otherwise eligible as an executive employee of the company under the provisions of the applicable plans and policies, provided however, Labry will not be eligible to receive any equity awards (e.g., restricted stock or options) during the advisory period or thereafter.

5.                                      2014 Bonus.  Subject to the satisfactory performance of his duties hereunder, as determined by the company’s CEO, Labry will be eligible to receive a cash bonus in the pre-tax amount of $100,000 for each month of the advisory period, prorated for any partial months of the period, payable quarterly in arrears.

6.                                      Use of Company Aircraft.  During the advisory period, Labry will be allowed the use of company aircraft (either owned or pursuant to jet card) for (a) business purposes pursuant to the company’s then existing policies, and (b) with prior approval of the company’s General Counsel, personal purposes reasonably consistent with his past practice, subject to business use of such aircraft by other executives.

7.                                      Redemption of Company Equity.  No later than March 31, 2014, the company will purchase 2,370,000 shares of First Data Holdings, Inc. held by Labry for its fair market value as determined by the company’s board of directors pursuant to the Management

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Stockholder’s Agreement dated November 27, 2007 between Labry and the company (the “MSA”).  Subject to the terms and conditions of the MSA, upon the termination of the advisory period and Labry’s employment, the company will purchase via Call Rights the 1,250,000 restricted shares of First Data Holdings, Inc. held by Labry which were granted to him in 2010.  The proceeds of such purchases will be paid directly to a financial institution designated by Labry pursuant to his prior pledge of company shares as collateral for a loan from such financial institution, and Labry will indemnify and hold the company harmless from any claims by such financial institution or any other third party relating to the company’s redemption of shares and payment of proceeds hereunder. Labry may continue to hold any remaining shares pursuant to the terms of the MSA; provided, however, that the company will not exercise its right to call such shares upon the termination of the advisory period unless so requested by Labry.

8.                                      Continued Holding of Company Equity.  During the advisory period and thereafter, Labry will retain all other stock option and restricted stock awards he previously received and which are not specifically mentioned in paragraph 7, pursuant to their governing terms and conditions; provided, however, that subject to Labry’s satisfactory performance under this agreement and compliance with the restrictive covenants set forth in the Separation Agreement referenced in the following paragraph 9, all such awards that are not vested on the date of this agreement will continue to vest during the advisory period and the two-year severance period provided under the Separation Agreement, respectively.  At the end of the severance period, any yet unvested options shall be forfeited on a prorated basis, based on full months elapsed since the grant date.  Any restricted shares which were granted less than three years prior to the end of the severance period shall be cancelled on a prorated basis, based on full months elapsed since the grant date.

9.                                      Severance Benefits and Non-Competition.  Unless disqualified under the terms of the First Data Corporation Severance/Change in Control Severance Policy (Executive Committee level) in effect as of the effective date of this agreement, upon the termination of the advisory period Labry will be eligible for severance benefits pursuant to the terms of Exhibit A hereto which includes certain non-solicitation, non-competition, and other restrictive covenants provisions. The parties will execute such Separation Agreement upon the termination of this advisory agreement pursuant to the following paragraph 10.

10.                               Termination.  Subject to following sentence, this agreement and the advisory period will terminate on September 30, 2014, or such later date as Labry and the company mutually agree pursuant to paragraph 1, above.  Additionally, either party may declare this agreement to have been breached and then terminate this agreement (and therefore the advisory period) if the other party fails to cure the breach for thirty days after receipt of written notice from the non-breaching party that sets out with specificity the conduct which is alleged to constitute such material breach.  Such notice shall be sent by 1st class mail, email, or by overnight mail to the allegedly breaching party.  If this agreement is terminated pursuant to the preceding sentence, then in addition to terminating this agreement, the non-breaching party will be entitled to seek any legal or equitable remedies available to it under the laws of the State of New York, which will govern this agreement.

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11.                               Novation.  This agreement replaces and terminates in their entirety that certain Employment Agreement between Labry and Concord dated April 1, 2003, as well as any other employment agreements between Labry and the company that may currently be in force or effect.

12.                               Other Activities.  During the advisory period, Labry will be entitled to engage in non-company activities for compensation, such as speaking engagements and membership on boards, provided that such activities are consistent with the company’s Code of Conduct against conflicts of interest and other relevant provisions, including advance approval of certain activities by the company’s General Counsel where applicable.

Dated this 18th day of February, 2014.

First Data Corporation

By:	/s/ Janelle Bergquist

Its:	Co-Head Human Resources

Signed:	February 21, 2014

/s/ Edward A. Labry III
Edward A. Labry III

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EXHIBIT A

SEPARATION AGREEMENT

This is a Separation Agreement, (which, along with its Exhibits 1, 2 and 3 are referred to as the “Agreement”) between Edward A. Labry III (“Executive”) and First Data Corporation (“FDC”) and First Data Holdings, Inc. (FDC and First Data Holdings, Inc. are individually and collectively referred to as the “Company” in this Agreement) whereby Executive’s employment will be terminated effective immediately following the termination of the Advisory Agreement between the Company and the Executive dated February     , 2014 (“Advisory Agreement”) due to an eligible reason under the FDC Severance/Change in Control Policy (Executive Committee Level) (“Severance Policy”).

1.                                      Payments and Benefits.  In consideration for Executive’s execution of this Agreement, but subject to the terms of this Agreement, the Company agrees to provide to Executive the following payments and benefits consistent with and subject to the terms of the Severance Policy:

(a)               Executive will receive payments in installments of $103,125.00, less tax withholding and other legally allowed deductions, paid in accordance with the Company’s regular payroll practices, for a period of twenty-four (24) months, commencing on the effective date hereof (“Severance Period”).  The total amount of payments made under this paragraph shall be $4,950,000.00 (“Severance Payments”).

(b)               During the first year of the Severance Period, Executive and his eligible dependents will continue to be eligible for coverage under all group health plans in which the Executive and his dependents were participating immediately prior to the Separation Date.  The cost to the Executive of such coverage and the terms and conditions of such coverage during the first year of the Severance Period shall be the same as those applicable to similarly situated active employees during such period.  Notwithstanding the foregoing, after the expiration of the first year of the Severance Period, the Executive (and his dependents) shall lose Company-sponsored group health coverage unless a timely election is made for continued group health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”).  Company shall pay to the Executive, as an additional Severance Benefit, a lump sum approximately equal to the difference in cost between COBRA premiums and active employee premiums for the twelve months remaining in the Severance Period calculated by Company in its discretion as of the Termination Date, which payment shall constitute taxable income to the Executive and which shall be paid no later than the 30th day following the expiration of the first year of the Severance Period.  Continued coverage under COBRA will be subject to the terms of the relevant welfare plans and in accordance with the Company’s policies applicable to similarly situated employees, as amended from time to time.  Subject to the terms of the Advisory Agreement and commencing with the effective date hereof, Executive will not be eligible to continue active participation in any other Company benefit plan or program, including but not limited to long-term incentive compensation, 401(k), or any other plan.  Details about specific plan coverages and electing COBRA coverage will be provided separately.

(c)                In the event of Executive’s death during the Severance Period, the remaining Severance Payments will be paid to Executive’s estate.

2.                                      Complete Release.  In consideration of those payments and benefits listed above which are payable only under this Agreement, Executive agrees to and does knowingly and voluntarily release and discharge the Released Parties (defined in next paragraph) from any and all claims, causes of action and demands of any kind, whether known, or unknown, asserted or unasserted, which Executive has, ever has had, or ever in the future may have and which are based on acts or omissions occurring up to and including the date of this Agreement.  Included in the release set forth in the preceding sentence, without limiting its scope, are: (i) claims for attorney’s fees, costs or expenses; (ii) whistleblower and retaliation claims; (iii) claims for discrimination and/or harassment based on sex, age, race, religion, color, creed, disability, citizenship, national origin, ancestry, sexual orientation, or any other factor protected by federal, state, or local discrimination law such as Title VII of the Civil Rights Act of 1964, and the Age Discrimination in Employment Act of 1967, each as amended; (iv) claims for unpaid or withheld wages, severance, benefits, bonuses, incentive and/or other compensation of any kind; as well as (v) claims arising under any other federal, state or local employment or labor laws (e.g. Employee Retirement Income Security Act of 1974, wage and hour laws, etc.), and/or under contract or tort and which are related to or arising from Executive’s employment with the Company or the termination of that employment.  This release does not extend to (A) those rights which as a matter of law cannot be waived; (B) claims, causes of action or demands of any kind that may arise after the date this Agreement is executed and that are based on acts or omissions occurring after such date; or (C) claims for indemnification or contribution under any operative documents of the Company or its Affiliates, or claims for coverage under any D&O policy applicable to Executive.

For purposes of this Agreement, “Released Parties” means the Company, its subsidiaries and Affiliates, their agents, executives, directors, officers, employees and their predecessors and successors and the subsidiaries, Affiliates, agents, executives, directors, officers and employees of such predecessors and successors.  “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, owns or controls, is owned or is controlled by, or is under common ownership or control with, another Person.  As used in this paragraph, “control” means the power to direct the management or affairs of a Person, and “ownership” means the beneficial ownership of at least 5% of the voting securities of the Person.  The Company will be deemed to control any settlement network in which it has any equity ownership.  As used in this paragraph, “Person” means any corporation, limited or general partnership, limited liability company, joint venture, association, organization or other entity.

3.                                      Return of Company Property.  On or before the Separation Date, Executive will resign from all titles and positions with the Company by executing the resignation letter attached as Exhibit 1 hereto.  Executive will also return to the Company all property within his possession belonging to:  (i) the Company, its subsidiaries or Affiliates; (ii) any customers of the Company or such subsidiaries or Affiliates; or (iii) any entity with whom the Company, its subsidiaries or Affiliates has entered into a confidentiality agreement.  Executive will not at any time, now or thereafter, retain any copies, duplicates, reproductions or excerpts of such property.

4.                                      Restrictive Covenant Agreement.  Executive understands that he is required to abide by the Restrictive Covenant Agreement, attached as Exhibits 2 and 3, which are incorporated herein by reference,; and that should he materially breach such Restrictive Covenant Agreement, all payments hereunder shall terminate subject to and as provided in paragraph 11 of this Agreement.

5.                                      Commencing Another Position.  If after the effective date hereof Executive obtains employment with (i) the Company or its subsidiaries or Affiliates, any and all further payments or benefits under this Agreement will cease as of the date of such employment; and (ii) a non-competing entity (as per the terms of Exhibits 2 and 3 hereto), payments and benefits under this Agreement will continue, subject to the restrictions in paragraph 1(b) regarding health care benefits.  It is Executive’s obligation to immediately advise the Company of any subsequent employment and provide all information reasonably requested by the Company to determine the treatment of the payment and benefits hereunder.  The Executive will reimburse the Company for any payments or benefits provided on or after the date of Executive’s subsequent employment that are to be forfeited pursuant to this paragraph.

6.                                      Cooperation.  Executive agrees to cooperate fully with the Company, its financial and legal advisors, and/or government officials in any claims, investigations, administrative proceedings, lawsuits, and other legal or business matters, as reasonably requested by the Company.  To the extent that it is consistent with the Company’s by-laws, certificate of incorporation and applicable laws, the Company will engage on its own behalf to represent Executive with legal counsel of its choosing if necessary in connection with such cooperation.  If for any reason the Company determines that a conflict of interest may exist between Executive and the Company, the Company may require Executive to obtain separate counsel.  The Company will reimburse (to the extent such reimbursement is permitted by the Company’s by-laws, certificate of incorporation and applicable laws) Executive for documented, reasonable and necessary out-of-pocket travel expenses and legal fees as are required and which he incurs in complying with his obligations under this paragraph.

7.                                      Confidentiality, Non-Disclosure and Non-Disparagement.  Executive agrees to maintain the terms and conditions of this Agreement in the strictest confidence and agrees not to disclose any of the terms of this Agreement unless and to the extent such disclosure is made in the public filings of the Company, is required by law, or is required to secure advice from his spouse, a legal or tax advisor, outplacement provider, or as otherwise required by law.  This obligation extends to Executive’s spouse, agents, including all tax advisors, who Executive must duly notify of the confidential nature of the content of this Agreement and of their confidentiality obligations under this Agreement.  Executive agrees not to make any disparaging comments about the Company or its subsidiaries and Affiliates (including the products and services of the Company or its subsidiaries and Affiliates), or any of their officers, directors, representatives, employees and agents, and the Company agrees not to make any disparaging comments about the Executive.

8.                                      Severability and Governing Law.  In the event that any provision of this Agreement is deemed unenforceable, Executive agrees that a court of competent jurisdiction will have maximum authority, as permitted by law, to reform such provision and cause it to be enforceable.  The provisions in this Agreement are severable, and if any provision is determined to be prohibited or unenforceable in any jurisdiction, the remaining provisions will nevertheless be binding and enforceable.  This Agreement will be governed by and interpreted in accordance with the laws of the State of Georgia without regard to principles of conflicts of law.

9.                                      Non-Admission.  Nothing in this Agreement is intended to or shall be construed as an admission by the Company or any of the other Released Parties that it violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Executive or otherwise.  The Released Parties expressly deny any such improper or illegal conduct.

10.                               Other Agreements and Successorship.  Executive acknowledges that, except as noted in this paragraph or elsewhere in this Agreement, this Agreement and the Advisory Agreement is the entire agreement between the Company and Executive with respect to the issues expressly addressed herein.  Executive also acknowledges that he has not relied on any other representations or statements, written or oral, by the Released Parties or their employees or agents concerning the terms of this Agreement or any other matters not contained in this Agreement.

This Agreement inures to the benefit of the parties hereto and their respective heirs, successors or assigns.

11.                               Consideration and Remedy.  Executive acknowledges that the first installment that will become payable to him under this Agreement is consideration (the “ADEA Consideration”) for his release and waiver in paragraph 2 of any claims, causes of action and demands of any kind arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA Released Claims”).  Executive also acknowledges that the remainder of the amount that will become payable to Executive as payments described in paragraph 1(a) of this Agreement are consideration (the “Other Consideration”) for (a) Executive’s release and waiver in paragraph 2 of any claims, causes of action and demands of any kind other than the ADEA Released Claims (the “Other Released Claims”) and (b) Executive’s obligations pursuant to this Agreement.  In the event of: (i) a breach or a threatened breach by Executive of any of the terms of this Agreement (excluding ADEA Released Claims); (ii) a challenge by Executive of the enforceability of this Agreement as to any of the Other Released Claims; (iii) the discovery by the Company before or after Executive’s Separation Date that Executive has engaged in any act constituting Cause (as defined in the Severance Policy); or (iv) a violation of any material Company policy on or before his Separation Date, the Company will be entitled to immediately cease providing to Executive the Other Consideration and any other payments or benefits under this Agreement and Executive shall repay to Company all of the Other Consideration Executive has received as of the date the Other Consideration has ceased.

12.                               Section 409A.  Payments under this Agreements are intended to be exempt from, or comply with, Internal Revenue Code Section 409A (“409A”) and the Agreement will be interpreted to achieve this result.  In no event is the Company responsible for any tax or penalty owed by Executive with respect to payments under this Agreement.

13.                               Paragraph Headings.  The paragraph headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions in this Agreement.

14.                               Review Period and Revocation.  Executive acknowledges that he was given 21 days to review this Agreement and the attached Exhibit from the time he received them.  Executive acknowledges that the Company has made no promises to him other than those contained in this Agreement.  COMPANY HEREBY ADVISES EXECUTIVE TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.  Executive is further advised that he has 7 days after he signs this Agreement to revoke it by notifying the Company of such revocation in writing.  In the event Executive revokes this Agreement as specified in this paragraph, the Company will deem this Agreement to be void in its entirety, in which case neither party will be bound by its terms, and no payment will be made or benefit provided to him or retained by him under this Agreement.

Executive’s signature below indicates that he has carefully read, reviewed, and fully understands this Agreement.  Executive acknowledges that his signature below constitutes a knowing and voluntary execution of this Agreement and Executive signs the Agreement of his own free will and it is his intention to be bound by its terms.

Dated this               day of                           , 2014.

First Data Corporation

By:

Its:

First Data Holdings, Inc.

By:

Its:

Executive

Edward A. Labry III

Exhibit 1

Resignation Letter

, 2014

Mr. David R. Money

Executive Vice President, General Counsel & Secretary

First Data Corporation

6855 Pacific Street, AK310

Omaha, NE 68106

Dear David:

I hereby submit my resignation as a director, officer or any other elected/appointed position of First Data Holdings Inc. and First Data Corporation and all of their direct and indirect subsidiaries effective                                     , 2014.

I understand that by signing this letter it does not impact my employment with these entities.

Sincerely,

Edward A. Labry III

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EXHIBIT 2

RESTRICTIVE COVENANT AGREEMENT

For purposes of this Exhibit 2, “Company” refers to First Data Corporation or its Affiliates (as defined in the Agreement) for which Executive worked (for purposes of this Exhibit 2 individually and collectively referred to as the “Company”).

Executive agrees that the Company is engaged in a highly competitive business and has expended, and continues to expend, significant money, skill, and time to develop and maintain valuable customer relationships, trade secrets, and confidential and proprietary information.  Executive agrees that Executive’s work for the Company has brought Executive into close contact with many of the Company’s customers, Trade Secrets, Confidential Information, and Third Party Information (as defined below) and the Company has provided Executive access to such information to perform Executive’s job duties, the disclosure of which would cause the Company significant and irreparable harm. Executive recognizes that any unauthorized disclosure of Third Party Information could breach non-disclosure obligations or violate applicable laws or Company policy.  Executive further agrees that the covenants in this Agreement are reasonable and necessary to protect the Company’s legitimate business interests in its customer relationships, Trade Secrets, Confidential Information, and Third Party Information (as defined in Section I below).

I.                                        Nondisclosure of Trade Secrets, Confidential Information and Third Party Information. Executive agrees that for so long as the pertinent information or documentation remains a Trade Secret, Executive will not use, disclose, or disseminate to any other person, organization, or entity or otherwise employ any Company Trade Secrets.  Executive further agrees that during and after Executive’s employment with the Company, Executive will not use, disclose, or disseminate to any other person, organization, or entity or otherwise employ any Company Confidential Information. The obligations set forth herein shall not apply to any Trade Secrets or Confidential Information which shall have become generally known to competitors of the Company through no act or omission of Executive, nor shall the obligations set forth herein apply to disclosures made pursuant to the Sarbanes-Oxley Act of 2002, 15 U.S.C. § 7245.  Executive agrees that for so long as the pertinent information or documentation is subject to protection under Company nondisclosure obligations, policy or applicable law but in any event not less than two (2) years, Executive will not use, disclose, or disseminate to any other person, organization, or entity or otherwise employ any Third Party Information.

A.                                    “Trade Secrets” means Confidential Information that meets the requirements of the Georgia Uniform Trade Secrets Act.

B.                                    Company “Confidential Information” means any data or information and documentation, which is valuable to the Company and not generally known to the public, including but not limited to:

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1.                                      Financial information, including but not limited to earnings, assets, debts, prices, fee structures, volumes of purchases or sales, or other financial data, whether relating to the Company generally, or to particular products, services, geographic areas, or time periods; and

2.                                      Supply and service information, including but not limited to information concerning the goods and services utilized or purchased by the Company, the names and addresses of suppliers, terms of supplier service contracts, or of particular transactions, or related information about potential suppliers, to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of particular suppliers, though generally known or available, yields advantages to the Company the details of which are not generally known; and

3.                                      Products, planning information, marketing strategies, marketing results, forecasts or strategies, customer profiles customer lists, sales estimates, business plans, and internal performance results relating to the business activities of the Company.

C.                                    “Third Party Information” means any data or information of the Company’s customers, suppliers, consumers or employees that the Company is prohibited by law, contract or Company policy from disclosing.  By way of example such information includes but is not limited to:

1.                                      Product specifications, marketing strategies, pricing, sales volumes, discounts;

2.                                      Nonpublic personal information regarding consumers, including but not limited to names, addresses, credit card numbers, financial transactions, and account balances;

3.                                      Personnel information of other employees, including but not limited to other employees’ personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hiring, resignations, disciplinary actions, terminations or reasons therefore, training methods, performance, skills, qualifications and abilities, or other employee information (nothing in this provisions, however, is intended to prohibit Executive from disclosing to others information about Executive’s compensation or Executive’s working conditions); and

4.                                      Customer information, which is not protected by a separate confidentiality agreement, including but not limited to any compilations of past, existing or prospective customers, agreements between customers and the Company, status of customer accounts or credit, the identity of customer representatives responsible for entering into contracts with the Company, specific customer needs and requirements, or related information about actual or prospective customers or other nonpublic consumer information.

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II.                                   Non-Competition.

A.                                    Executive agrees that First Data Corporation (for purposes of this Section II only, referred to as “First Data”), is engaged in a highly competitive business. Executive agrees that due to Executive’s position, engaging in any business which is competitive with First Data will cause First Data great and irreparable harm. Executive agrees that Executive’s work for First Data has brought Executive into close contact with many of First Data’s customers, Trade Secrets, Confidential Information, Third Party Information, and other proprietary information. Executive further agrees that the covenants in this Exhibit 2 are reasonable and necessary to protect First Data’s legitimate business interests in its customer relationships, Trade Secrets, Confidential Information, Third Party Information, and other proprietary information.

B.                                    Except as prohibited by law, Executive agrees that for twenty-four (24) months after the cessation of employment with First Data for any reason, Executive shall not, on Executive’s behalf or on another’s behalf, perform or offer the same or substantially the same functions or job duties or products or services that Executive performed or offered for First Data, on behalf of any business enterprise engaging in activities that compete with the business activities of First Data for which Executive had responsibility during the last twenty-four (24) months of Executive’s employment with the Company.

C.                                    Executive agrees that prospective employers exist such that employment opportunities are available to Executive which would not be in violation of this Section II.  Executive further agrees that this Section II is reasonable in scope and does not constitute a restraint of trade with respect to Executive’s ability to obtain alternate employment in the event Executive’s employment with First Data terminates for any reason, and regardless of whether such termination is initiated by Executive or First Data.

D.                                    The foregoing restriction in subsection (B) is limited to the geographic area that is the same or substantially similar to the geographic area Executive serviced at the time of Executive’s termination.

III.                              Non-Solicitation of Customers.  Executive agrees that, for twenty-four (24) months after the cessation of Executive’s employment with the Company, Executive will not solicit, contact, or call upon any customer, customer referral source, or prospective customer of the Company for the purpose of offering the same or substantially similar products or services provided by the Company for which Executive had responsibility during the last two (2) years of Executive’s employment.  This restriction shall apply only to any customer, customer referral source, or prospective customer of the Company:  1) with whom Executive had contact during the last twenty-four (24) months of Executive’s employment with the Company; 2) about whom Executive obtained confidential information while employed by the Company; or 3) about which Executive received compensation or earnings during the two (2) years prior to Executive’s termination from employment.  For the purpose of this Section III, “contact” means

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interaction between Executive and the customer, customer referral source, or prospective customer which takes place to further the business relationship, coordinating or supervising the customer or prospective customer relationship, or making sales to or performing services for the customer or prospective customer on behalf of the Company.

IV.                               Non-Solicitation of Employees.  For twenty-four (24) months after the cessation of employment with the Company, Executive will not recruit, or attempt to recruit, any employee of the Company with whom Executive had contact during Executive’s last twenty-four (24) months of employment with the Company.  For the purposes of this Section IV, “contact” means any business-related interaction between Executive and the other employee.

V.                                    Successorship.  As part of this provision, Executive understands and agrees that should Executive become employed by another entity owned or otherwise affiliated with First Data Corporation (such as its divisions or unincorporated affiliates), the obligations of this Agreement follow Executive to such other entity automatically and without further action, and that entity becomes the “Company” within the meaning of this Agreement.

VI.                               Injunctive Relief.  Executive understands, acknowledges, and agrees that in the event of a breach or threatened breach of any of the covenants contained in this Agreement, the Company shall suffer irreparable injury for which there is no adequate remedy at law, and the Company will therefore be entitled to temporary, preliminary, and/or permanent injunctive relief, without bond or other security from the courts, enjoining additional breaches and threatened breaches.  Executive further acknowledges that the Company also shall have the right to seek a remedy at law as well as or in lieu of equitable relief in the event of any such breach.

VII.                          Forum Selection.  Company and Executive expressly submit to the exclusive jurisdiction of a competent court located in Atlanta, Georgia with venue in Fulton County as to all actions and proceedings relating in any way to this Agreement.

Executive acknowledges that Executive has carefully read, reviewed and fully understands the restrictive covenants contained in this Exhibit 2 and agrees to be bound by its terms.

This Agreement is dated the              day of                     , 2014.

ON BEHALF OF
COMPANY	EXECUTIVE

By:	By:
SVP, Human Resources		Edward A. Labry III
Employee ID #184633

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EXHIBIT 3

SECTION 23 OF THE MANAGEMENT STOCKHOLDER AGREEMENT

CONFIDENTIAL INFORMATION; COVENANT NOT TO COMPETE;

COVENANT NOT TO SOLICIT

(a)           In consideration of the Company entering into this Agreement with the Management Stockholder, the Management Stockholder shall not, directly or indirectly:

(i)            at any time during or after the Management Stockholder’s employment with the Company or its subsidiaries, disclose any Confidential Information pertaining to the business of the Company or any of its subsidiaries or the Investors or any of their respective Affiliates, except when required to perform his or her duties to the Company or one of its subsidiaries, by law or judicial process;

(ii)           at any time during the Management Stockholder’s employment with the Company or its subsidiaries and for a period of two (2) years thereafter, directly or indirectly, act as a proprietor, investor, director, officer, employee, substantial stockholder, consultant, or partner in any business that directly or indirectly competes, at the relevant determination date, with the business of the Company, any Investor or any of their respective Affiliates in any geographic area where the Company or its Affiliates manufactures, produces, sells, leases, rents, licenses or otherwise provides products or services;

(iii)          at any time during the Management Stockholder’s employment with the Company or its subsidiaries and for a period of two years thereafter, directly or indirectly (A) solicit customers or clients of the Company, any of its subsidiaries, the Investors or any of their respective Affiliates to terminate their relationship with the Company, any of its subsidiaries, the Investors or any of their respective Affiliates or otherwise solicit such customers or clients to compete with any business of the Company, any of its subsidiaries, the Investors or any of their respective Affiliates or (B) solicit or offer employment to any person who is, or has been at any time during the twelve (12) months immediately preceding the termination of the Management Stockholder’s employment employed by the Company or any of its Affiliates;

provided that in each of (ii) and (iii) above, such restrictions shall not apply with respect to any Investor or any of their Affiliates that is not engaged in any business that competes, directly or indirectly, with the Company or any of its subsidiaries.  If the Management Stockholder is bound by any other agreement with the Company regarding the use or disclosure of Confidential Information, the provisions of this Agreement shall be read in such a way as to further restrict and not to permit any more extensive use or disclosure of Confidential Information.  Notwithstanding the foregoing, for the purposes of Section 23(a)(ii), the Management Stockholder may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its Affiliates which are publicly traded on a national or regional stock exchange or quotation system or on the over-the-counter market if the Management Stockholder (I) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)           Notwithstanding clause (a) above, if at any time a court holds that the restrictions stated in such clause (a) are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area.  Because the Management Stockholder’s services are unique and because the Management Stockholder has had access to Confidential Information, the parties hereto agree that money damages will be an inadequate remedy for any breach of this Agreement.  In the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security).

(c)           In the event that the Management Stockholder breaches any of the provisions of Section 23(a), in addition to all other remedies that may be available to the Company, the Management Stockholder shall be required to pay to the Company any amounts actually paid to him or her by the Company in respect of any repurchase by the Company of any Options held by such Management Stockholder and, with respect to Stock, the Management Stockholder shall be required to pay to the Company such amounts, if any, that the Management Stockholder received in excess of the price paid by the Management Stockholder in acquiring such Stock, on a net after-tax basis.